As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-167932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRONTIER COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0619596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3 High Ridge Park Stamford, Connecticut	06905
(Address of Principal Executive Offices)	(Zip Code)

Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees

Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates

Frontier Communications Corporate Services Inc. Management 401(k) Plan

(Full Title of Plans)

Copies to:

John M. Jureller Executive Vice President and Chief Financial Officer Frontier Communications Corporation 3 High Ridge Park Stamford, Connecticut 06905	J. Eric Maki, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3939
(Name and Address of Agent for Service)

(203) 614-5600
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8 (No. 333-167932) (the “Registration Statement”) filed by Frontier Communications Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on July 1, 2010 with respect to the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees, the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates and the Frontier Communications Corporate Services Inc. Management 401(k) Plan (collectively, the “Plans”). In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Amendment to remove from registration, by means of a post-effective amendment, all of the shares of common stock under the Plans which were registered under the Registration Statement and remain unsold as of the date of this Amendment. Concurrently with the filing of this Amendment, the Company is filing a new registration statement on Form S-8 to register the shares of common stock issuable under certain existing plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 24th day of April, 2015.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ John M. Jureller
John M. Jureller Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.